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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sally Beauty Holdings, Inc.:

        We consent to the use of our reports dated November 12, 2014, with respect to the consolidated balance sheets of Sally Beauty Holdings, Inc. as of September 30, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, cash flows, and stockholders' equity (deficit) for each of the years in the three-year period ended September 30, 2014, and the effectiveness of internal control over financial reporting as of September 30, 2014, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Dallas, Texas
May 5, 2015

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm